Exhibit 10.12
LAUREL CAPITAL GROUP, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
     Whereas, certain of the management employees (the “Employees”) of Laurel Capital Group, Inc., a Pennsylvania corporation (the “Company”) and its subsidiary, Laurel Savings Bank (the “Bank”), have contributed materially to the growth, development and success of the Company and the Bank;
     Whereas, the Company and the Bank desire to recognize and reward said contribution and to provide incentive to the Employees to continue in the employment of the Bank;
     Whereas, effective as of December 29, 1994, the Company and the Bank established the Laurel Capital Group, Inc. Deferred Compensation Plan (the “1994 Plan”); and
     Whereas, the Company and the Bank desire to amend and restate the 1994 Plan in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the proposed regulations issued by the IRS in the fall of 2005, with none of the benefits payable under this amended and restated plan to be deemed grandfathered for purposes of Section 409A of the Code.
     Now, Therefore, this Amended and Restated Deferred Compensation Plan (the “Plan”) provides as follows:
     1. Definitions. For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
          a. “Agreement” shall mean the agreement entered into between the Bank and each Employee selected to participate in the Plan and who does in fact elect to participate, as represented by this Plan and each Plan Agreement.
          b. “Beneficiary” shall mean those one or more persons designated from time to time by the Participant in his Plan Agreement, and the amendments thereto, who shall be entitled to receive payments hereunder in lieu of such Participants.
          c. “Change in Control of the Company” shall mean a change in the ownership of the Bank or the Company, a change in the effective control of the Bank or the Company or a change in the ownership of a substantial portion of the assets of the Bank or the Company as provided under Section 409A of the Code and the regulations thereunder.
          d. “Contingent Future Benefit” shall mean such amounts as have been credited to a Participant’s Deferred Compensation Account.
          e. “Disability” shall mean the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.
          f. “Employee” shall mean any person employed by the Company or the Bank.
          g. “Participant” shall mean those one or more Employees who have been selected under the provisions of Section 2 to participate in the Plan and who have executed an agreement to participate in the Plan, or the Beneficiaries of a deceased Participant.
          h. “Plan” shall mean the Laurel Capital Group, Inc. Amended and Restated Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement.
          i. “Plan Agreement” shall mean the form of written agreement, attached hereto as Exhibit A, which is entered into by and between the Bank and each Employee.
          j. “Retirement” and “Retire” shall mean a Separation from Service from the Bank and the Company at or after the attainment of sixty-two (62) years of age.
          k. “Separation from Service” shall mean separation from service within the meaning of Section 409A of the Code and the regulations thereunder.
          l. “Spouse” shall mean the person to whom the Employee is lawfully married as determined by the laws of Pennsylvania at the time of the payment of the benefits, if any, to a Participant.
     2. Eligibility. Only those management Employees selected by the Bank, in its sole discretion, shall be eligible to participate in this Plan. Upon selection for participation, each Employee shall execute a written agreement to participate in the Plan on a form prescribed by the Bank (hereinafter “the Plan Agreement”).
     3. Benefits. The Contingent Future Benefits may not be distributed prior to (a) the Participant’s Disability, (b) the first day of the month following the lapse of six months after the Participant’s Separation of Service for reasons other than Disability or death, but including a Separation from Service due to Retirement, or (c) the Participant’s death, except as set forth in Section 9 of this Plan. The Contingent Future Benefits shall be distributed to a Participant at the time and in the manner indicated on a Participant’s Deferred Compensation Plan Agreement. The form of benefit payment shall be either a lump sum or an annuity and must be specified on a Participant’s Deferred Compensation Plan Agreement. Any annuity which is elected shall have an actuarial value equal to the aggregate balance in the Participant’s Deferred Compensation Account, as defined below. An Employee may not change his payment election. If no payment election was made prior to the restatement of the Plan, the payment election shall be deemed to be in the form of a lump sum payment payable upon the earliest distributable event provided under this Section 3.
     4. Funding.
          a. The Bank shall establish an account for each Participant (hereinafter the “Deferred Compensation Account”) and shall deposit in said account such amounts as the Bank in its sole discretion shall from time to time determine to be appropriate, including amounts that compensate Participants for reduced allocations to their accounts within the Bank’s 401(k) Profit Sharing Plan which result from the Participant’s election to defer receipt of compensation pursuant to this Plan. Nothing herein contained shall be construed to deny the Bank the discretion to determine for each separate year the amount, if any, to be credited to each Participant’s account, nor shall the Plan be construed to require the Bank to equalize contributions among Participants.
          b. Each Participant may direct the Trustee of the Deferred Compensation Trust established by the Bank, in writing on a form provided to him by the Trustee, to invest the amounts credited to his Deferred Compensation Account as of such date in the following:
          (i) THE EMPLOYER STOCK ACCOUNT, which shall be invested by the Trustee in the publicly-traded common stock of Laurel Capital Group, Inc.
          (ii) THE SCHWAB 1000 FUND, which shall be invested by the Trustee in the Schwab 1000 Fund which is designed to match the performance of the 1,000 largest public companies in the United States, measured by market capitalization.
          (iii) THE SCHWAB SHORT/INTERMEDIATE GOVERNMENT BOND FUND, which shall be invested by the Trustee in the Schwab Short/Intermediate Government Bond Fund which is designed to invest in a short to intermediate-term portfolio of government securities.
          (iv) THE SCHWAB MONEY MARKET FUND, which shall be invested by the Trustee in the Schwab Money Market Fund which invests in money market instruments that mature in 12 months or less and which are believed to present minimal credit risk.
     The Trustee shall carry out each Participant’s directions as soon as practicable after receiving such directions.
     A Participant may, subject to the provisions of the applicable law and regulations, direct that shares of common stock held in his Employer Stock Account be sold and the proceeds be invested in any of the other funds by submitting new directions to the Trustee no later than March 1, June 1, September 1 or December 1, which shall be implemented on the last business day of the March, June, September or December, respectively, which immediately follows such election. If a distribution of a Participant’s Contingent Future Benefit is made pursuant to Section 9 of this Plan, the shares of common stock held in his Employer Stock Account will be distributed in the form of common stock of the Company.
     The Trustee shall invest in the Schwab Money Market Fund that portion of each Participant’s Deferred Compensation Account and contributions over which a Participant has the right to direct investment but over which the Participant has not directed investment in accordance with this Section. Any cash dividends paid with respect to shares of common stock of the Company which are held in a Participant’s account shall be invested by the Trustee in the Schwab Money Market Fund. Any fees or other expenses incurred or assessed by the Trustee in making directed investments under this Section, in excess of the normal fees or expenses, shall be charged to the Participant’s Deferred Compensation Account for which such investment is made.
          c. All amounts deposited in the Deferred Compensation Account together with interest accrued or asset appreciation shall be the property of the Bank and shall be considered part of the general assets of the Bank exclusively, and no person entitled to any payment hereunder shall have any claim, right, security or other interest in the Deferred Compensation Account or in any fund, trust, account, insurance contract or asset of the Bank.
     5. Termination of Employment. Except as provided in Section 8 below, a termination shall be treated as a resignation for the purposes of this Plan and the benefits payable hereunder. However, neither the Plan nor Plan Agreement, either singly or collectively, obligates the Bank to continue the employment of a Participant as an executive or in any other capacity or limits the right of the Bank or the Company at any time and for any reason to terminate a Participant’s employment. A Participant’s Separation from Service from the Bank or the Company for any reason shall immediately terminate the Participant’s participation in the Plan and the Plan Agreement and shall terminate all further obligations of either party to the other, other than the Bank’s and the Company’s obligation to distribute the Contingent Future Benefits, if any, which have been credited to a Participant’s account pursuant to Section 4. In no event shall the Plan or the Plan Agreement, either singly or collectively, by their terms or implications constitute an employment contract of any nature whatsoever between the Bank and/or the Company and a Participant.
     6. Other Benefits and Agreements. The benefits provided for a Participant and/or his Beneficiaries under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Bank or any employer, and the Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided. Benefits under the Plan shall not be considered compensation for the purpose of computing contributions or benefits under any plan maintained by the Bank or the Company which is qualified as tax exempt under the Code.
     7. Restrictions on Alienation of Benefits. No right or benefit under the Plan or a Plan Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit.
     8. Termination of Benefits. Notwithstanding anything herein contained to the contrary, no payment of any then unpaid retirement or death benefit herein provided shall be made, and all rights under the Plan and the Plan Agreement of the Participant, his surviving Beneficiary, executors or administrators, or any other person, to receive benefits shall be forfeited if it is determined that the Participant has engaged in any substantial misconduct, or if the Participant has been convicted of a felony, which misconduct or conviction has a significant adverse effect on the Company or the Bank.
     9. Amendments and Termination. Notwithstanding anything herein contained to the contrary, this Plan may be amended or terminated only by a written agreement signed by the Bank and each affected Employee, except as set forth below. This Plan may be terminated within 30 days preceding a Change in Control if (1) all substantially similar arrangements sponsored by the Bank and the Company are terminated, and (2) the Participants and all participants under the substantially similar arrangements receive all of their benefits under the terminated arrangements within 12 months of the date of termination of the arrangements. All distributions of a Participant’s Contingent Future Benefit pursuant to a Change in Control shall be made by lump sum no later than the date the Change in Control is completed. In addition, notwithstanding anything in this Plan to the contrary, the Bank may amend in good faith any terms of this Plan, including retroactively, in order to comply with Section 409A of the Code. In no event shall the Corporation or the Bank be liable for any taxes or interest penalties incurred by a Participant under Section 409A of the Code.
     10. Miscellaneous.
          a. The Plan shall be binding upon the Company and the Bank and their successors and assigns, and upon a Participant, his Beneficiaries, assigns, heirs, executors and administrators.
          b. The Plan and Plan Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, as in effect at the time of their adoption and execution, respectively.
          c. The Bank and the Company shall have the full power and authority to interpret, construe and administer this Agreement. The Bank’s and the Company’s interpretations and construction thereof, and actions thereunder, including the making of any contributions to and the valuation of the Deferred Compensation Account, or the amount and recipient of the payments to be made therefrom, shall be binding and conclusive on all persons for all purposes.
          d. If the Bank or the Company shall find that any person to whom any payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Bank and the Company to have incurred expense for such person who is otherwise entitled to have payment, in such manner and proportions as the Bank and the Company may determine. Any such payment shall be a complete discharge of the liabilities of the Bank and the Company under this Agreement.

LAUREL CAPITAL GROUP, INC.

	BY:	/s/ Edwin R. Maus

ATTEST:	LAUREL SAVINGS BANK

/s/ John A. Howard	BY:	/s/ Edwin R. Maus

Secretary

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